SUPPLEMENT
(To Prospectus Supplement dated February 26, 2004
to Prospectus dated January 27, 2004)

                           $958,266,100 (Approximate)
                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               Mortgage Pass-Through Certificates, Series 2004-2

   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated February 26, 2004 (the "Prospectus Supplement"), (i) the "Interest Rate" of 4.30% on the Class 4-A2 Certificates set forth on pages S-2 and S-27 is hereby deleted and replaced with 3.40%; (ii) the references to 4.204% on pages S-10, S-12, S-26, S-27, S-28, S-29, S-30 and S-101, are hereby deleted and replaced with 4.067%; (iii) the reference to 0.056% on page S-27 is hereby deleted and replaced with 0.193%; (iv) the reference to "plus approximately 0.096%" on page S-27 is hereby deleted and replaced with "minus approximately 0.667%"; (v) the reference to 0.224% on page S-28 is hereby deleted and replaced with 0.087%; (vi) the initial Class Notional Amount of the Class 4-AX Certificates set forth on page S-30 is hereby deleted and replaced with $118,202,312; and (vii) the initial Class Notional Amount of the Class 4-PAX Certificates set forth on page S-30 is hereby deleted and replaced with $52,060,270.

   In addition, the table set forth on page S-103 under the heading "Pre-Tax Yield* to Maturity of the Class 4-AX Certificates (Assumed Purchase Price
Percentage: 7.12500%)" is hereby deleted and replaced as follows:


                                                                                      Percentage of Prepayment Assumption
                                                                                    ---------------------------------------
                                                                                     0%      50%      100%    150%    200%
                                                                                    -----   -----    -----    ----   ------
Yield...........................................................................    57.10%  41.31%   24.28%   5.70%  (14.95)%
Weighted Average Life in Years..................................................     4.74    3.52     2.61    1.92     1.42%

---------------
*Corporate bond equivalent basis

   Furthermore, the table set forth on page S-103 under the heading "Pre-Tax Yield* to Maturity of the Class 4-PAX Certificates (Assumed Purchase Price
Percentage: 8.40000%)" is hereby deleted and replaced as follows:


                                                                                       Percentage of Prepayment Assumption
                                                                                    ----------------------------------------
                                                                                     0%      50%      100%    150%     200%
                                                                                    -----   -----    -----    -----   ------
Yield...........................................................................    44.92%  29.81%   13.52%   (4.25)% (24.00)%
Weighted Average Life in Years..................................................     4.75    3.53     2.61     1.93     1.42%

---------------
*Corporate bond equivalent basis

   All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                                  Underwriter:

                                LEHMAN BROTHERS

               The date of this Supplement is February 27, 2004.